[LOGO OMITTED]
                                                                 Man Investments
                                Man-AHL 130, LLC
                                Account Statement
                              2/1/2009 to 2/28/2009
                                   (Unaudited)


MAN-AHL 130, LLC

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                       33,240,171.27

Capital Additions this Period                                                                516,975.00

Capital Withdrawals this Period                                                              (21,268.36)

    Net Income (Loss) for the Period                                                        (250,077.17)
                                                                                          -------------
    End of Period Net Asset Value (2/28/2009)                                             33,485,800.74
                                                                                          -------------
    Rate of Return for the Period Class A Series 1                    -0.82%

    Rate of Return for the Period Class A Series 2                    -0.71%
    Rate of Return for the Period Class B Series 1                    -0.83%

    Rate of Return for the Period Class B Series 2                    -0.72%

                       INVESTOR STATEMENT OF INCOME (LOSS)
Income
         Gain (Loss) on Trading of Commodity Futures and Forwards:
             Realized Gain (Loss) on Closed Futures and Forwards                             394,862.86
             Change in Unrealized Gain (Loss) on Open Futures and Forwards                  (556,165.48)
         Gain (Loss) From Investments in Other Partnerships                                    9,818.21
         Change in Accrued Commissions                                                        (5,840.52)
         Miscellaneous Income                                                                     53.41
         Interest Income                                                                       8,008.49
                                                                                          -------------
                       Total Income                                                         (149,263.03)
                                                                                          -------------
Expenses
         Miscellaneous Fee Expense                                                              (502.74)
         Management Fee                                                                      (78,099.15)
         Incentive Fee                                                                             0.00
         Other Expenses                                                                      (50,216.07)
         (Waiver)                                                                             28,003.82
                                                                                          -------------
                  Total Expenses                                                            (100,814.14)
                                                                                          -------------
                  Net Income                                                                (250,077.17)
                                                                                          -------------
              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (2/1/2009)                                            33,240,171.27
Capital Contributions this Period                                                            516,975.00
Capital Redeemed this Period                                                                (21,268.36)

Current Period Net Income (Loss)                                                            (250,077.17)
                                                                                          -------------

                End of Period Net Asset Value Value (2/28/2009)                           33,485,800.77
                                                                                          -------------

                End of Period Net Asset Value Per Unit Class A Series 1 (2/28/2009)    138.88


                End of Period Net Asset Value Per Unit Class A Series 2 (2/28/2009)    141.79

                End of Period Net Asset Value Per Unit Class B Series 1 (2/28/2009)    139.25

                End of Period Net Asset Value Per Unit Class B Series 2 (2/28/2009)    142.16





To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


  /s/ Rhowena Blank
  -----------------
  Rhowena Blank, Vice President and Head of Accounting and Operations, Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC